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                                                                     EXHIBIT 3.1


                          ARTICLES OF AMENDMENT TO THE
        SECOND AMENDED AND RESTATED CHARTER OF KING PHARMACEUTICALS, INC.

Pursuant to the provisions of Section 48-20-106 of The Tennessee Business Corporation Act, the undersigned Corporation adopts the following articles of amendment to its Second Amended and Restated Charter:

         1. Name. The name of the Corporation is: KING PHARMACEUTICALS, INC.

         2. Effective Date. This Amendment is to be effective when filed by the Secretary of State.

         3. Amendment. The text of Section 2(a) of the Corporation's Second Amended and Restated Charter shall be deleted and amended to read as follows: The total number of shares of common stock that the Corporation shall have authority to issue is 300,000,000, no par value (the "Common Stock"). The total number of shares of preferred stock that the Corporation shall have authority to issue is 15,000,000, no par value per share (the "Preferred Stock").

         4. For Profit. The Corporation is for profit.

         5. Adoption. The Amendment was duly adopted on June 23, 2000, by the shareholders of the Corporation.

         Dated June 23, 2000.

                                          KING PHARMACEUTICALS, INC.



                                          By: John Bellamy
                                              ----------------------------------
                                          John A. A. Bellamy, Executive Vice
                                          President and General Counsel